UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): April 20, 2004


                           Commission File No. 0-11178
                                               -------


                           UTAH MEDICAL PRODUCTS, INC.
                           ---------------------------
             (Exact name of Registrant as specified in its charter)


                      UTAH                                   87-0342734
         -------------------------------                ------------------
         (State or other jurisdiction of                 (I.R.S. Employer
         incorporation or organization)                 Identification No.)


                               7043 South 300 West
                               Midvale, Utah 84047
                               -------------------
                     Address of principal executive offices


Registrant's telephone number:      (801) 566-1200
                                    --------------




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             ITEM 12. RESULTS OF OPERATIONS AND FINANCIAL CONDITION
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Attached hereto as Exhibit 99.1 and incorporated by reference herein is financial information for Utah Medical Products, Inc. for the quarter ended March 31, 2004 and forward-looking statements relating to 2004 and beyond as presented in a press release dated April 20, 2004. The information in this report shall be deemed incorporated by reference into any registration statement heretofore or hereafter filed under the Securities Act of 1933, as amended, except to the extent that such information is superseded by information as of a subsequent date that is included in or incorporated by reference into such registration statement. The information in this report shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.



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                                   SIGNATURES
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Pursuant to the requirements of the Securities Exchanges Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  UTAH MEDICAL PRODUCTS, INC.
                                  REGISTRANT



 Date:      4/20/2004             By:  /s/ Kevin L. Cornwell
       ---------------------         -------------------------------------
                                     Kevin L. Cornwell
                                     CEO




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                                  EXHIBIT INDEX
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Index
Number        Description
------        -----------

99.1 Financial information for Utah Medical Products, Inc. for the quarter ended March 31, 2004 and forward-looking statements relating to 2004 and beyond as presented in a press release dated April 20, 2004.

                                  EXHIBIT 99.1

Salt Lake City, Utah - In the first calendar quarter of 2004 (1Q 2004), Utah Medical Products, Inc. (Nasdaq:UTMD) concluded its twenty-fifth consecutive quarter of higher eps compared to the same quarter in the prior year. Net income and earnings per share (eps) increased 2% compared to 1Q 2003, excluding the extraordinary income received from Tyco International for patent infringement. For purposes of comparison with the prior year, UTMD has separated the additional "extraordinary" income and associated expenses from augmented damages and interest received from Tyco from its "normal" 1Q 2004 operating results ("regular" column in the results table).

Normal 1Q 2004 eps were $.38 compared to $.37 in 1Q 2003. Normal eps for the most recent four calendar quarters (LTM) were $1.51. Including the extraordinary income, LTM eps were $4.93. Receipt of Tyco payment for damages and interest of $30,944,000 occurred on January 20, 2004. The (after-tax) net income contribution of that payment was $16,775,000, of which 80% was recognized in 4Q 2003 results and 20% in 1Q 2004 results.

In 1Q 2004, UTMD achieved a gross profit margin of 58.2%, operating profit margin of 39.7% and net profit margin of 27.6%. Profit margins for 1Q 2003 were 57.8%, 39.4% and 26.0%, respectively. UTMD's earnings before interest and income tax expenses and before non-cash depreciation/ amortization expenses (EBITDA), were $3,012,000 in 1Q 2004 (45.5% of sales), compared to $3,078,000 in 1Q 2003
(44.8% of sales).

UTMD's continued excellent operating performance was achieved despite sales which were 4% lower than in 1Q 2003. Weaker than expected sales resulted from 1) a very competitive U.S. market environment, in part because of continued GPO and hospital administration restrictions that reduce market opportunities for smaller companies; 2) limits on international bidding opportunities because of lack of FDA CFGs (Certificates to Foreign Governments); and 3) continued weak demand for CMI subcontract molding. The successful management of a prolonged FDA inspection was due to the efforts of key Company personnel during 1Q 2004, but the extensive time devoted to these efforts had a negative effect on previously planned marketing initiatives and product development activities.

Comparing 1Q 2004 sales to 1Q 2003 sales in product categories, neonatal product sales were up 4%, obstetrics product sales were down 7%, gynecology/ electrosurgery product sales were down 4% and blood pressure monitoring/ components sales were down 2%. Both domestic and international sales were down 4%. Shipments from Ireland were down 10% in US Dollar terms, and 22% in EURO terms. According to CEO Kevin Cornwell, "We support our President's top three domestic economic goals - jobs, jobs and jobs - and the primary foreign economic goal of a level playing field, but we are disappointed by the FDA application of a policy that is harmful to domestic medical device manufacturers, and simply makes no sense relative to the stated economic goals. UTMD's devices always have been and remain available to domestic and foreign users without restriction. Yet, the FDA Center for Devices and Radiological Health (CDRH) has created an unusual trade barrier for domestic device manufacturers which we ask the Administration and Congress to investigate."

Non-operating income in 1Q 2004 was $153,700 compared $80,400 in 1Q 2003. In 1Q 2003, UTMD paid $26,400 in interest because of an average line of credit balance of $4.0 million. In contrast, in 1Q 2004 UTMD paid no interest because its line of credit balance was zero, and received $47,700 in interest and dividend income from investing its cash balances. Cash and investment balances were $23,475,000




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on March 31. All other asset categories on March 31, 2004 were about the same as on March 31, 2003. After paying remaining income taxes due, the cash balances will be used in three ways: 1) expanding the Company's business through accretive acquisitions, 2) increasing product development activity, and 3) continuing UTMD's share repurchase program.

March 31, 2004 accrued liabilities remained high because of about $4.7 million in unpaid income taxes due. According to Kevin Cornwell, "Despite the recent GAO (General Accounting Office) report that 63% of U.S. corporations pay no corporate income taxes at all and 94% pay at a tax rate less than 5%, the Federal government obviously enjoys a substantial subsidy from UTMD's performance. We regret that our contribution could not be greater because of the harmful failure of the FDA's CDRH to confirm our unrestricted distribution of safe and effective devices through issuance of requested CFGs. Since Congress authorized the issuance of these CFGs, more than 24 medical device companies within the jurisdiction of the FDA Denver District office have been advised that requests for CFGs would be denied even though their devices are otherwise available to domestic and foreign users without restriction. What is the logic behind this FDA obstruction of foreign sales, the opportunity of manufacturers to create U.S. jobs, increased tax payments to the Federal government and a positive contribution to balance of trade payments?"

Financial ratios  which may be of interest  to  shareholders  follow:

         1) Current Ratio = 4.2
         2) Days in Receivables  (based on 1Q sales activity) = 45.9
         3) Average  Inventory Turns (based on 1Q CGS) = 3.2
         4) Year-to-Date ROE (excluding extraordinary income and equity) = 35%

UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating eps was 329,000 in 1Q 2004 compared to 371,000 in 1Q 2003. The actual number of outstanding shares at the end of 1Q 2004 was 4,454,200 which included 1Q employee option exercises of 21,900 shares and 1Q share repurchases of 110,200. The average price paid by the Company to repurchase shares in the open market during 1Q 2004 was $24.40 including commissions. Management continues to be mindful of the dilution effect of its option programs. The total number of outstanding unexercised options at March 31, 2004 was about 0.9 million shares at an average exercise price of $12.98/ share, including shares awarded but not vested. This compares to 1.0 million option shares outstanding at the end of 1Q 2003.

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The 1Q 2004 10-Q will be filed with the SEC by May 15.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.




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

                                       Utah Medical Products, Inc.

INCOME STATEMENT (unaudited)
(in thousands except earnings per share)

First Quarter ended March 31
                                    Total     Extraordinary     Regular                      Percent
                                   1Q 2004       1Q 2004        1Q 2004       1Q 2003         Change
                                   -------       -------        -------       -------       ---------

Net Sales                           $6,616          --         $  6,616       $ 6,877         (3.8%)
Gross Profit                         3,850          --            3,850         3,977         (3.2%)
Operating Income                     2,280          (350)         2,630         2,712         (3.0%)
Income Before Tax                    8,494         5,710          2,783         2,793         (0.3%)
Net Income                           5,175         3,349          1,826         1,788         +2.2%
Earnings Per Share                  $1.068       $  .691       $   .377       $  .371         +1.5%
Shares Outstanding (diluted)         4,845         4,845          4,845         4,816



BALANCE SHEETS
(in thousands)                                (unaudited)      (audited)    (unaudited)
                                             MAR 31, 2004   DEC 31, 2003   MAR 31, 2003
                                             ------------   ------------   ------------
Assets
         Cash & Investments                       $23,475        $ 1,484        $   272
         Accounts Receivable, net                   3,448          3,326          3,349
         Tyco Receivable                             --           24,884           --
         Inventories                                3,602          3,268          3,633
         Other Current Assets                       1,047            940            888
         --------------------                     -------        -------        -------
      Total Current Assets                         31,572         33,902          8,142
         Property and Equipment - net               8,873          9,005          8,905
         Intangible Assets - net                    6,780          6,787          6,721
         -----------------------                  -------        -------        -------
Total Assets                                      $47,225        $49,694        $23,768

Liabilities and Stockholders' Equity
     Total Current Liabilities                    $ 7,495        $12,497        $ 2,784
     Note Payable                                    --             --            2,958
  Deferred Income Taxes                               605            665            395
  Stockholders' Equity                             39,125         36,532         17,631
------------------------------------------        -------        -------        -------
Total Liabilities and Stockholders' Equity        $47,225        $49,694        $23,768


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